Exhibit 5.20

Ulitsa Gasheka, 6 Ducat III, Office 510 Moscow 125047, Russia Tel: +7.495.785.1234 Fax: +7.495.785.1235 www.lw.com
FIRM / AFFILIATE OFFICES
August 19 2011 [FORM OF OPINION] Tomkins, LLC Tomkins, Inc. 1551 Wewatta Street Denver, Colorado 80202 United States	Abu Dhabi Barcelona Beijing Boston Brussels Chicago Doha Dubai Frankfurt Hamburg Hong Kong Houston London Los Angeles Madrid Milan	Moscow Munich New Jersey New York Orange County Paris Riyadh Rome San Diego San Francisco Shanghai Silicon Valley Singapore Tokyo Washington, D.C.

Re:	Registration Statement on Form F-4 relating to the $1,150,000,000 9% Senior Secured Second Lien Notes due 2018 (the “New Notes”) of Pinafore, LLC and Pinafore, Inc. (together, the “Issuers”)

Dear Sirs:

We have acted as special Russian law counsel to the Issuers and Gates CIS LLC (the “Russian Guarantor”), in connection with the filing of the registration statement on Form F-4 filed on June 24 2011 by the Issuer and its co-registrants listed therein with the Securities and Exchange Commission (the “SEC”) under the United States Securities Act of 1933, as amended (the “Securities Act”), as the same may be amended from time to time (the “Registration Statement”). The New Notes and the guarantees thereof are to be issued pursuant to the terms of the indenture dated 29 September 2010 as supplemented by the First Supplemental Indenture dated as of November 18, 2010, the Second Supplemental Indenture dated as of December 21, 2010, the Third Supplemental Indenture dated as of December 23, 2010, the Fourth Supplemental Indenture dated as of January 20, 2011, the Fifth Supplemental Indenture dated as of February 23, 2011, the Sixth Supplemental Indenture dated as of February 24, 2011 and the Seventh Supplemental Indenture dated as of March 3, 2011, filed as exhibits to the Registration Statement and entered into between, among others, the Issuers, the Guarantors party thereto and Wilmington Trust FSB as trustee (collectively, the “Indenture”). Upon the Registration Statement becoming effective pursuant to the Securities Act, the Issuer will offer to exchange up to $1,150,000,000 in aggregate principal amount of the New Notes and the related Guarantees for up to $1,150,000,000 in aggregate principal amount of the Issuer’s outstanding 9% Senior Secured Second Lien Notes due 2018 (the “Existing Notes”) and the related Guarantees thereof.

This letter is being rendered to you pursuant to Form F-4 and Reg S-K Item 601(b)(5) of the Securities Act.

The terms defined in the Indenture, unless the context otherwise requires, shall have the same meanings when used in this letter.

1.	Scope and Limitations

In rendering the opinions set forth herein, we have examined such matters of fact and questions of law as we have considered necessary or appropriate.

We have examined, among other things, originals or copies certified or otherwise identified to our satisfaction of such documents, certificates and records as we have deemed necessary or appropriate, including without limitation the following:

(a)	an executed copy of the Indenture;

(b)	a copy of the Registration Statement.; and

(c)	the documents listed in Schedule A hereto.

As to facts material to the opinions and confirmations expressed herein, we have, with your consent, relied upon oral and written statements and representations of officers and other representatives of the Russian Guarantor and others, including without limitation the representations and warranties of the Russian Guarantor in certificates of their respective officers. With respect to any references herein as to legal or governmental proceedings, approvals, consents or judgments, awards, orders, decrees, permits, licenses, authorizations, registrations, declarations or filings we have, with your consent, made no inspection of the records or dockets of any court, tribunal or governmental agency or body, but instead have relied upon inquiries and discussions with officers and other representatives of the Russian Guarantor responsible for such matters, our review of documents furnished to us by the Russian Guarantor and certificates of appropriate public officials and officers and representatives of the Russian Guarantor. We have not independently verified such factual matters.

This letter and the matters addressed herein speak as of the date hereof or such earlier date as is specified herein, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Russian Guarantor or any other person, or any other circumstance. This letter is limited to the matters expressly stated herein and no opinions or confirmations are to be inferred or may be implied beyond the opinions or confirmations expressly set forth herein.

The opinions set forth herein are limited to the federal legislation of the Russian Federation, the full text of which has been officially published prior to the date of this letter and is in full force and effect on the date hereof. The term “Applicable Laws” shall refer to any such federal legislation of the Russian Federation that is normally applicable to transactions of the same type as the transactions contemplated by the Indenture and the Supplemental Indenture. We express no opinion as to, and the term “Applicable Laws” shall not include any reference to, the laws of any jurisdiction other than the Russian Federation, any laws of the Russian Federation relating to taxation or customs, or any laws of any political subdivision of or within the Russian Federation (the “Excluded Laws”) and we express no opinion with respect to the applicability to or the effect on the Applicable Laws of the Excluded Laws. We express no opinion with respect to, or in the event of: (i) a change after the date hereof by authorized officials of the Russian Federation in the interpretation of any federal legislation, or any such prior change officially published first after the date hereof; (ii) the adoption after the date hereof of retroactive federal legislation by authorized officials of the Russian Federation; (iii) an application after the date hereof of any federal legislation by authorized officials in a manner inconsistent with a previous application thereof; (iv) conflicts between federal laws; (v) conflicts between federal, regional and local legislation; or (vi) a breach of law or regulation in circumstances in which the Russian Guarantor, its shareholders, directors or officers interpreted applicable laws and regulations following general business practices current in the Russian market at the time they were made in the bona fide and reasonable belief that such practices were not contrary to the federal legislation. Furthermore, we express no opinion as to the interpretation by any court of the Russian Federation of Russian legislation or regulations. Any reference in this letter to the laws of the Russian Federation, Russian law or Applicable Laws are limited as set forth in this paragraph.

We express no opinion as to whether a court in the Russian Federation will give effect to the tax gross-up provision contained in the Indenture.

2.	Assumptions

In this letter we have with your consent assumed (without making any investigation) that:

(a)	all signatures and seals on all documents submitted to us are genuine and were affixed and engrossed at the time of purported execution of such documents by the persons listed therein as signatories; and that such persons had the legal capacity (deesposobnost) to act;

(b)	all documents submitted to us as originals are authentic and all documents submitted to us as copies of originals are complete and conform to the authentic original documents;

(c)	the parties to the Indenture have been duly organized, are validly existing and in good standing and have the corporate power to enter into and to perform their respective obligations under the Indenture and the Supplemental Indenture; provided that we make no such assumption to the extent we have specifically opined as to such matters with respect to the Russian Guarantor herein;

(d)	the directors, officers, representatives or agents of any legal entities executing or appearing in any of the documents we have examined were validly assigned or appointed to their respective positions and were not dismissed or did not resign by the time of execution of the relevant documents, were duly authorized to execute the documents on behalf of the relevant legal entities, and such execution by them constituted due execution of such documents; provided that we make no such assumption to the extent we have specifically opined as to such matters with respect to the Russian Guarantor herein;

(e)	each of the parties to the Indenture has duly authorized, executed and delivered the Indenture , including that the execution of the Indenture by each of the relevant signatories was duly authorized by the party which such signatory purported to represent; provided that we make no such assumption to the extent we have specifically opined as to such matters with respect to the Russian Guarantor herein;

(f)	the Indenture constitutes the legally valid and binding agreement of each of the parties thereto, enforceable against each of them in accordance with their terms, under the law by which the Indenture is expressed to be governed;

(g)	in entering into the Indenture, the Russian Guarantor has fully complied with its internal procedures and policies with respect to entering into agreements;

(h)	with respect to the meetings of any entities’ governing bodies the records of which we have examined, the notice and other procedural requirements for the convocation and holding of such meetings and voting thereat were duly observed in accordance with such entities’ constituent documents and applicable laws, and that such records are true, accurate and complete records of the proceedings described therein; and that no decisions of such entities’ governing bodies made at such meetings have been subsequently reversed, invalidated, superseded, modified or otherwise altered;

(i)	each party to the Indenture (i) has obtained all regulatory and other consents, permits, licenses and authorisations from, and made all registrations, declarations or filings with, governmental authorities, under all applicable laws and regulations, that may be required for such party to enter into and perform its obligations under the Indenture , to carry on its business as presently carried on and to submit to the Specified Courts; and all the consents, permits, licenses and authorisations so obtained are in full force and effect and the terms thereof are complied with; and (ii) has complied with all applicable laws, statutes, rules, regulations or court or governmental orders; and (iii) is not in breach of, or default under, any of its agreements or instruments; provided that we make no such assumption to the extent we have specifically opined as to such matters with respect to the Russian Guarantor;

(j)	there are no collateral or other arrangements between the parties to the documents we have examined, which modify or supersede any of the terms of such documents or would affect the opinions and confirmations expressed in this letter; and such documents are performed by the parties thereto in accordance with their terms;

(k)	all statements as to factual matters expressed in the documents we have examined are true and accurate; and

(l)	all the documents we have examined and any transactions and arrangements contemplated thereby were freely entered into in good faith by each of the parties thereto; that no fraud, dishonesty, forgery, coercion, duress or breach of fiduciary duty has existed or will exist with respect to any of the matters relevant to the opinions and confirmations expressed in this letter; and that none of the parties to any of such documents was, is or will be seeking to achieve any purpose not apparent from such documents which might render such documents illegal or void.

3.	Opinions and Confirmations

Based upon the foregoing, and subject to the assumptions, qualifications and limitations stated herein, we are of the opinion that:

(a)	Based solely on our inspection of the Charter, the Extract and the Certificates, the Russian Guarantor is a legal entity registered and existing in the form of a limited liability company under the Applicable Laws.

(b)	The Russian Guarantor has the corporate capacity, power and authority to enter into the Indenture and perform its obligations thereunder.

(c)	Peter Verdonckt, General Director of the Russian Guarantor, and Kirill Khaliavin, Chief Accountant of the Russian Guarantor, were duly authorised to sign the Indenture on behalf of the Russian Guarantor and their signatures are binding on the Russian Guarantor.

4.	Qualifications

The opinions and confirmations in this letter are subject to any limitations arising from applicable laws relating to insolvency, bankruptcy, administration, reorganisation, liquidation or analogous circumstances.

5.	Addressees

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the use of our name in the prospectus contained under the caption “Legal matters”. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

Schedule A

1.	A copy of the charter of Gates CIS LLC approved by the sole participant on February 1, 2010 (the “Charter”).
2.	A copy of the extract from the Unified State Register of Legal Entities dated 15 June 2011, with respect to Gates CIS LLC (the “Extract”).
3.	A copy of the certificate dated 09 June 2007 of registration of Gates CIS LLC in the Unified State Register of Legal Entities under Main State Registration Number 5077746897113.
4.	A copy of the certificate dated 09 June 2007 of registration of Gates CIS LLC in tax authorities under tax identification number 7705795461 (the certificates listed in items 3 and 4 are herein together referred to as the “Certificates”).
5.	A copy of the Minutes of the meeting of the Board of Directors of Gates CIS LLC dated 8 February 2010 on appointment of Mr. Peter Verdonkt as the General Director of Gates CIS LLC for the new term.
6.	A copy of the Order No. 004 dated 1 October 2007 on appointment of Mr. Kirill Khaliavin as the financial manager with chief accountant functions.
7.	A copy of the resolution of the sole participant of Gates CIS LLC dated 15 December 2010 approving, inter alia, the Indenture as a major transaction.